UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2019

(Exact name of registrant as specified in its charter)

Delaware	001-13695	16-1213679
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5790 Widewaters Parkway, DeWitt, New York	13214
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (315) 445-2282

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)       On January 4, 2019, Community Bank System, Inc. (the “Company”) and its subsidiary, Community Bank, N.A. (the “Bank”) entered into a renewal employment agreement with Joseph F. Serbun, the Bank’s Executive Vice President and Chief Credit Officer.

Mr. Serbun’s Employment Agreement was renewed for another three-year term on substantially similar terms as his prior three-year employment agreement which expired on December 31, 2018. The Employment Agreement provides that Mr. Serbun shall continue to serve as the Executive Vice President and Chief Credit Officer of the Bank during the period from January 1, 2019 to December 31, 2021. During the term of the Agreement, the Company shall pay a base salary at an annual rate of $334,750, which will be reviewed and may be adjusted in future years in accordance with the Company’s regular payroll practices for executive employees. Mr. Serbun will be eligible to receive annual incentive compensation under the terms of the Company’s Management Incentive Plan (“MIP”) as determined by the Compensation Committee of the Board. The Employment Agreement may be terminated by the Company for cause at any time, and shall terminate upon Mr. Serbun’s death or disability. In the event Mr. Serbun is terminated without cause, he will be entitled to the greater of (i) 175 percent of the sum of his annual base salary at the time of termination and the most recent payment to him under the Company’s MIP, or (ii) the amount of base salary and expected MIP payments that otherwise would have been payable to Mr. Serbun through the unexpired term of the agreement. If Mr. Serbun’s employment is terminated for reasons other than cause, death, or disability within two years following a change in control of the Company, or if Mr. Serbun voluntarily resigns during this period based upon an involuntary and material adverse change in his authority, duties, responsibilities, base salary, or the geographic location of his assignment, he shall be entitled to three times his base salary and his incentive compensation award for the year immediately preceding the change in control and continuation of certain benefits for a 36 month period. Mr.Serbun is subject to non-compete provisions which restricts his ability to engage in competing business activities for one year following termination of employment or to solicit customers of the Company or Bank for two years following termination of employment.

The foregoing description of Mr. Serbun’s Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the copy of the Employment Agreement, attached hereto as Exhibit 10.1, and incorporated by reference.

Item 8.01	Other Events

At its December meeting, the Board of Directors of the Company approved a stock repurchase program authorizing the repurchase, at the discretion of senior management, of up to 2,500,000 shares of the Company’s common stock during a twelve-month period starting January 1, 2019. Such repurchases may be made at the discretion of senior management depending on market conditions and other relevant factors and will be acquired through open market or privately negotiated transactions as permitted under Rule 10b-18 of the Securities Exchange Act of 1934 and other applicable legal requirements. The new repurchase authorization replaced the existing program which expired on December 31, 2018.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.1	Employment Agreement, dated January 4, 2019, by and among Community Bank System, Inc., Community Bank, N.A. and Joseph F. Serbun.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Community Bank System, Inc.

By: /s/ George J. Getman

Name: George J. Getman

Title: EVP and General Counsel

Dated: January 8, 2019

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, dated January 4, 2019, by and among Community Bank System, Inc., Community Bank, N.A. and Joseph F. Serbun